EXHIBIT 1
TRANSOK, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(thousands of dollars)


For the Year Ended December 31                  1995      1994      1993

Operating Revenues                           $ 720,866 $ 646,719 $ 702,192
Operating Expenses and Taxes
  Natural gas purchased for resale             466,384   404,569   501,719
  Product extraction and marketing             109,237    98,103    85,613
  Operations and maintenance                    25,123    24,163    24,559
  Administrative and general                    22,750    25,350    24,953
  Depreciation and amortization                 31,478    32,162    28,822
  Taxes, other than income taxes                 9,248     9,693     8,377
                                               664,220   594,040   674,043
Operating Income                                56,646    52,679    28,149
Other Income and (Deductions)
  Interest expense                             (14,031)  (15,783)  (15,318)
  Factoring expense                             (4,795)   (3,636)   (3,747)
  Other, net                                     1,269     1,926     7,832
                                               (17,557)  (17,493)  (11,233)
Income Before Income Taxes and Cumulative
  Effect of Changes in Accounting Principles    39,089    35,186    16,916
Provision for Income Taxes                      13,762    10,053     4,463
Income Before Cumulative Effect of
  Changes in Accounting Principles              25,327    25,133    12,453
Cumulative Effect of Changes in Accounting
  Principles                                        --        --     6,691

Net Income                                   $  25,327 $  25,133 $  19,144


                                                                 EXHIBIT 1
TRANSOK, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(thousands of dollars)


As of December 31                                        1995       1994

ASSETS
Current Assets
  Cash and cash equivalents                        $     7,195 $     3,601
  Accounts receivable                                   44,660      35,014
  Advances to affiliates                                 6,586          --
  Gas stored underground                                10,567      22,550
  Materials and supplies, at average cost                8,869      10,796
  Extracted products, at average cost                    1,878         821
  Income taxes receivable                                  143       3,144
  Prepayments and other                                  8,121       4,610
                                                        88,019      80,536

Property, Plant and Equipment                          868,595     798,312
Less - Accumulated Depreciation                        236,043     203,488
                                                       632,552     594,824

Other Investments, net                                  30,576      32,392
Deferred Charges and Other Assets                       21,133      18,997

                                                     $ 772,280   $ 726,749


LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
  Advances from affiliates                           $      --   $  28,104
  Accounts payable                                     118,198      77,913
  Accrued interest                                       5,107       5,105
  Accrued taxes                                          5,102       3,884
  Other                                                  1,615       6,019
                                                       130,022     121,025

Long-Term Debt                                         200,000     200,000
Deferred Income Taxes                                  116,192     104,985

Stockholder's Equity
  Common stock, $100 par value, authorized 95,000
   shares, issued and outstanding 92,186 shares          9,219       9,219
  Paid-in capital                                      162,000     162,000
  Retained earnings                                    154,847     129,520
                                                       326,066     300,739

                                                     $ 772,280   $ 726,749


                                                                 EXHIBIT 1
TRANSOK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(thousands of dollars)


For the Year Ended December 31                   1995      1994      1993

Operating Activities
 Net Income                                  $  25,327 $  25,133 $  19,144
 Non-cash items included in net income
  Depreciation and amortization                 32,453    33,149    29,689
  Deferred income taxes                         11,207    19,439    16,461
  TexCon reserve write off                          --        --    (3,430)
  Operations reserve                                --        --     3,743
  Cumulative effect of changes in
   accounting principles                            --        --    (6,691)
  Other                                         (1,659)   (1,767)   (1,490)
   Funds provided by operations                 67,328    75,954    57,426
 Changes in assets and liabilities              37,470   (45,653)   47,086
                                               104,798    30,301   104,512
Investing Activities
 Capital expenditures                          (65,931)  (64,893)  (88,310)
 Other                                            (583)      388      (941)
                                               (66,514)  (64,505)  (89,251)
Financing Activities
 Medium-term notes issued                           --        --    60,000
 Capital contribution                               --    20,000    45,000
 Advances from/to affiliates                   (34,690)    6,830   (70,945)
 Note payable to CSW                                --        --   (47,468)
                                               (34,690)   26,830   (13,413)
Net Change in Cash and Cash Equivalents          3,594    (7,374)    1,848
Cash and Cash Equivalents at Beginning of Year   3,601    10,975     9,127
Cash and Cash Equivalents at End of Year      $  7,195 $   3,601 $  10,975